Exhibit 8.3

August 27, 2013

CECO Environmental Corp.

4625 Red Bank Road, Suite 200

Cincinnati, OH 45227

Ladies and Gentleman:

We have acted as counsel to CECO Environmental Corp., a Delaware corporation (“Parent”), in connection with the mergers pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of April 21, 2013, and amended as of August 5, 2013, by and among Parent, Mustang Acquisition, Inc., a Delaware corporation (“Merger Sub”), Mustang Acquisition II, Inc. (predecessor of Mustang Acquisition II LLC), a Delaware corporation (“Successor Sub”), and Met-Pro Corporation, a Pennsylvania corporation (the “Company”), in which Merger Sub will be merged with and into the Company, with the Company as the surviving entity (the “Merger”), following which the Company will be merged with and into Successor Sub (LLC), with Successor Sub (LLC) as the surviving entity, the sole member of which will be Parent (the “Second Step Merger”, and, together with the Merger, the “Reorganization”). This opinion is furnished to you pursuant to Section 7.12 of the Agreement.

For purposes of this opinion, we have examined and relied upon the registration statement, including amendments, filed by Parent on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”); the Agreement; the letters provided to us and executed by the officers of both Parent and the Company dated August 27, 2013, the contents of which we assume are and will continue to be correct without regard to any qualification as to knowledge, intention or belief (the “Tax Representation Letters”); and such other documents as we have deemed necessary or appropriate, and we have assumed, with your consent, the following:

1.	the representations contained in the Registration Statement, the Agreement, and the Tax Representation Letters and any other documents we reviewed were true, correct and complete as of the effective times of the Merger and the Second Step Merger;

2.	any and all obligations imposed by the Registration Statement, the Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms; and

3.	the Merger and the Second Step Merger, each at their respective effective times, were consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement.

CECO Environmental Corp.

August 27, 2013

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the Reorganization will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Parent and the Company will each be a party to that reorganization, as contemplated by Section 368(b) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Barnes & Thornburg LLP